Exhibit 99.1

BRISTOL-MYERS SQUIBB PROPOSES TO ACQUIRE IMCLONE SYSTEMS FOR $60.00 PER SHARE IN CASH

-- Offer Represents Approximately 30% Premium to the Closing Price of ImClone’s Stock on July 30, Approximately 40% Premium to the Average Share Price of ImClone Common Stock During the Most Recent One-Month Period and Premium in Excess of 40% for the Average Share Prices of ImClone Stock During the Most Recent Three-Month and 12-Month Periods --

-- Combination Is Natural Development in Companies’ Successful, Seven-Year-Long Relationship around ERBITUX® --

NEW YORK, July 31, 2008 – Bristol-Myers Squibb Company (NYSE: BMY) today announced that it has proposed to enter into an agreement to acquire ImClone Systems Incorporated (NASDAQ: IMCL), a global leader in the development and commercialization of novel antibodies to treat cancer, for $60.00 per share in cash, or a total payment of approximately $4.5 billion, to equity holders of ImClone, other than Bristol-Myers Squibb.  Bristol-Myers Squibb currently owns approximately 17 percent of all outstanding shares of ImClone.

Bristol-Myers Squibb’s all-cash offer, which is not conditioned on the receipt of financing or on the conduct of due diligence, represents a premium of approximately 30 percent over ImClone’s closing stock price on July 30, 2008, the last trading day before Bristol-Myers Squibb sent its proposal to ImClone’s Board of Directors, a premium of approximately 40% over the average closing price of ImClone’s stock during the most recent one-month period and a premium in excess of 40 percent for the average closing stock prices of ImClone stock during each of the most recent three-month and 12-month periods.

James M. Cornelius, chairman and chief executive officer, Bristol-Myers Squibb, said, “Our proposed acquisition of ImClone represents an evolutionary development in our companies’ seven-year-long relationship, and is in the best interests of Bristol-Myers Squibb and ImClone shareholders and employees, and the patients we serve together.  Bristol-Myers Squibb is the natural partner for ImClone as we possess the knowledge base and resources to advance the company’s growth over the long-term, not only with respect to ERBITUX®, the important cancer therapy we jointly commercialize, but also in terms of developing ImClone’s pipeline assets.  Our current contractual relationship with ImClone, in which we hold exclusive, long-term marketing rights to ERBITUX in the U.S., has been very successful, and we believe that, by applying Bristol-Myers Squibb’s financial, R&D and marketing capabilities to support the product, we will be able to reach an even broader patient population.”

“For Bristol-Myers Squibb, the proposed acquisition of ImClone represents a strategically and financially sound add-on to our business, consolidating a relationship we have had for nearly seven years.  The acquisition is expected to contribute to our financial performance in the 2012-2013 timeframe as well as drive growth beyond 2013,” continued Mr. Cornelius.

“Bristol-Myers Squibb is prepared to proceed to work with ImClone’s Board of Directors quickly and efficiently to reach a definitive merger agreement regarding our all-cash offer, which delivers full and fair value to ImClone’s shareholders.  We look forward to meeting with ImClone’s Board and management to effect this transaction in an expedited manner,” concluded Mr. Cornelius.

ERBITUX (cetuximab) is indicated for use in the treatment of patients with metastatic colorectal cancer and for use in the treatment of squamous cell carcinoma of the head and neck.  Bristol-Myers Squibb and ImClone have been engaged in the co-development and co-commercialization of ERBITUX in the U.S. and Canada under an agreement entered into in September 2001.  Under the agreement, ImClone receives a distribution fee based on a flat rate of 39 percent of net sales in North America.  This Agreement was amended in July 2007 to provide for additional development funding for certain indications.  The Agreement expires in September 2018 with respect to ERBITUX in the U.S.

Bristol-Myers Squibb and ImClone have also been engaged in the co-development of ERBITUX in Japan with Merck KGaA since December 2004.  In October 2007, the three companies amended this agreement to provide for co-commercialization of ERBITUX in Japan.  The companies received marketing approval for ERBITUX in Japan on July 16, 2008 for use in combination with irinotecan to treat unresectable advanced or recurrent colorectal cancer.

Bristol-Myers Squibb’s proposal to acquire ImClone for $60.00 per share in cash was conveyed earlier this morning by Mr. Cornelius to Carl C. Icahn, chairman of the Board of Directors of ImClone, and confirmed in a letter sent to the Board of Directors.  The full text of the letter follows:

Board of Directors
ImClone Systems Incorporated
180 Varick Street
New York, NY 10014
Care of Mr. Carl C. Icahn, Chairman of the Board

July 31, 2008

Dear Carl:

This confirms that Bristol-Myers Squibb Company is offering to enter into an agreement to acquire ImClone Systems Incorporated for $60 per share in cash.  Our all-cash offer represents a premium of approximately 30% over the closing price of ImClone common stock on July 30, 2008, a premium of approximately 40% over the one-month average closing price of ImClone common stock, and a  premium in excess of 40% over the three-month and one-year average closing prices of ImClone common stock.  A full combination of BMS and ImClone is a natural fit for both our companies, and we are convinced our proposed price represents a full and fair offer for ImClone.

For nearly seven years, BMS and ImClone have worked in concert to bring ERBITUX® to patients and build a strong product.  We value our commercial agreement with ImClone and believe our respective commercial teams have forged an excellent working relationship.  We also value our interactions with your scientists and clinicians.  We have high regard for the potential of ImClone's pipeline assets, while recognizing the early stage of their development and the significant investment which is required to further their development.

Our Board of Directors has approved this offer.  We and our advisors are prepared to meet with you and your advisors to answer any questions you may have about our offer.  We are confident that, with ImClone’s cooperation, we can reach a definitive agreement very quickly.  We do not foresee any regulatory or other impediment to closing.  Our offer is not conditioned on financing or due diligence.

As you know, as a result of our current ownership of ImClone stock, we are subject to U.S. securities laws which require us to disclose any material change in our intentions with respect to ImClone as reflected in our Schedule 13D on file with the U.S. Securities and Exchange Commission.  Accordingly, we are filing with the SEC an amendment to our Schedule 13D disclosing our offer and including this letter as an exhibit.

In my view, and in the view of our Board of Directors, this transaction makes compelling business sense for both of our companies and is in the best interests of our respective shareholders and the cancer patients for whom our companies’ life saving medicines are so important.  The price we are offering represents an extremely attractive opportunity for the shareholders of ImClone to realize today the future value of the company.  Our desire is to conclude a transaction which is enthusiastically supported by you and all other members of the ImClone Board.  We look forward to your prompt response to our offer.

Sincerely,

/s/ James M. Cornelius
James M. Cornelius
Chairman and Chief Executive Officer

Bristol-Myers Squibb has filed today an Amended Schedule 13D and a Form 8-K with the Securities and Exchange Commission (SEC).  Those filings may be accessed at www.sec.gov or via Bristol-Myers Squibb’s website at www.bms.com/ir.

Morgan Stanley & Company Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are serving as financial advisors to Bristol-Myers Squibb in connection with the proposed acquisition.  Cravath, Swaine & Moore LLP is acting as legal counsel to Bristol-Myers Squibb.

Conference Call Information
There will be a conference call today, July 31, 2008, at 8:30 a.m. (EDT) during which Bristol-Myers Squibb executives will address inquiries from investors and analysts regarding its offer to acquire ImClone.  Investors and the general public are invited to listen to a live web cast of the call at www.bms.com/ir or by dialing 347-284-6930, access code 3044806.  A replay of the conference call will be available until midnight on August 15, 2008 at 402-280-9013, access code 3044806.

About Bristol-Myers Squibb
Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to extend and enhance human life.

Statement on Cautionary Factors
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to a proposal to acquire ImClone Systems Incorporated, future financial performance and the company’s business strategy.   These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the risk that the proposed transaction will not be completed and the company’s ability to execute successfully its strategic plans.  For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Communications:
Tracy Furey, 609-252-3208
Robert Zito, 212-546-4341

Investor Relations:
John Elicker, 212-546-3775

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